Exhibit 10.1
Severance Agreement
     This Agreement is entered into as of February 13, 2006, by and between edward mallin (the “Employee”) and infoUSA Inc. , a Delaware corporation (the “Company”).
1. Termination Without Cause or Resignation for Good Reason (no Change in Control).
     (a)      Preconditions. Any other provision of this Agreement notwithstanding, this Section 1 shall apply only if:
               (i)      Either (A) the Company terminates the Employee’s employment for any reason other than Cause or (B) the Employee resigns for Good Reason within one hundred eighty (180) days after the event that constitutes Good Reason;
               (ii)      Section 2 does not apply;
               (iii)      The Employee has executed a general release of all claims (in a reasonable form prescribed by the Company);
               (iv)      The Employee has returned all property of the Company in the Employee’s possession; and
               (v)      The Employee, if requested by the Company’s Board of Directors (the “Board”), has resigned as a member of the Board and as a member of the Boards of Directors of all subsidiaries of the Company (to the extent applicable).
     (b)      Severance Pay. If this Section 1 applies, then the Company shall make payments to the Employee at a rate equal to his Total Compensation for the following period after the termination of his employment (the “Continuation Period”):

Length of Service Completed	Duration of
by the Employee:	Severance Payments:

Less than 5 years	6 months

5 to 12 years	12 months

12 to 20 years	18 months

More than 20 years	24 months

The Total Compensation shall be paid during the Continuation Period in accordance with the Company’s standard payroll procedures, subject to the provisions of Section 7(b) of this Agreement. The foregoing notwithstanding, the Company (at its sole discretion) may immediately discontinue all payments under this Subsection (b) if the Employee fails to comply with Section 4.
     (c)      Health and Dental Insurance. If this Section 1 applies, and if the Employee elects to continue health and/or dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for himself and, if applicable, his dependents following the termination of his employment, then the Company shall pay the employer portion of the monthly premium under COBRA for the Employee and, if applicable, such dependents until the earliest of (i) the close of the 12th calendar month following the termination of the Employee’s employment, (ii) the expiration of the Employee’s continuation coverage under COBRA or (iii) the date when the Employee receives substantially equivalent insurance coverage in connection with new employment.
     (d)      Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean:
               (i)      The Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;
               (ii)      The Employee’s gross negligence or willful misconduct that causes material harm to the Company;
               (iii)      An unauthorized use or disclosure by the Employee of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; or
               (iv)      A failure by the Employee to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Employee’s cooperation.
     (e)      Definition of “Good Reason.” For all purposes under this Agreement, “Good Reason” shall mean (i) a material reduction in the Employee’s authority or responsibility that occurs after Vinod Gupta has ceased to be the Company’s Chief Executive Officer, or (ii) a reduction in the Employee’s Base Salary, except for a reduction not exceeding ten percent (10%) that is made as part of a reduction in salary affecting the Company’s senior management (Level 8 and above) generally, or (iii) a relocation of the Employee’s principal office by more than 30 miles.
     (f)      Definition of “Total Compensation.” For all purposes under this Agreement, “Total Compensation” shall mean (i) the Employee’s base salary as in effect immediately prior to the date on which his employment terminates, plus (ii) the average of the Employee’s annual bonus amount for the lesser of (A) the three full calendar years of employment preceding the year in which his employment terminates or (B) all full calendar years of his employment with the Company. For this purpose, a calendar year shall be disregarded if the Employee was not employed during the entire year or was on an unpaid leave of absence for a material part of the year.

2. Termination Without Cause or Resignation for Good Reason After Change in Control.
     (a)      Preconditions. Any other provision of this Agreement notwithstanding, this Section 2 shall apply only if:
               (i)      The Company is subject to a Change in Control;
               (ii)      Within 12 months after such Change in Control, either (A) the Company terminates the Employee’s employment for any reason other than Cause or (B) the Employee resigns for Good Reason;
               (iii)      The Employee has executed a general release of all claims (in a reasonable form prescribed by the Company);
               (iv)      The Employee has returned all property of the Company in the Employee’s possession; and
               (v)      The Employee, if requested by the Board, has resigned as a member of the Board and as a member of the Boards of Directors of all subsidiaries of the Company (to the extent applicable).
     (b)      Severance Pay. If this Section 2 applies, then the Company shall pay the Employee a lump sum equal to his Total Compensation for the following period:

Length of Service Completed	Amount of
by the Employee:	Severance Payment:

Less than 5 years	12 months

5 to 12 years	18 months

12 to 20 years	24 months

More than 20 years	36 months
The lump sum shall be paid within thirty (30) days after the Employee’s employment terminated, subject to the provisions of Section 7(b) of this Agreement.
     (c)      Full Vesting. If this Section 2 applies, then all Equity held by the Employee when his employment terminates shall become fully vested and exercisable (as the case may be).

     (d)      Health and Dental Insurance. If this Section 2 applies, and if the Employee elects to continue health and/or dental insurance coverage under COBRA for himself and, if applicable, his dependents following the termination of his employment, then the Company shall pay the employer portion of the monthly premium under COBRA for the Employee and, if applicable, such dependents until the earliest of (i) the close of the 12th calendar month following the termination of the Employee’s employment, (ii) the expiration of the Employee’s continuation coverage under COBRA or (iii) the date when the Employee receives substantially equivalent insurance coverage in connection with new employment.
     (e)      Definition of “Change in Control.” For all purposes under this Agreement, “Change in Control” shall mean
               (i)      The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;
               (ii)      The sale, transfer or other disposition of all or substantially all of the Company’s assets;
               (iii)      A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:
               (A)      Had been directors of the Company on the date of this Agreement (the “Original Directors”); or
               (B)      Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (I) the Original Directors who were in office at the time of their appointment or nomination and (II) the directors whose appointment or nomination was previously approved in a manner consistent with this Subparagraph (B);
               (iv) Any Original Director who beneficially owns more than 20% of the total voting power represented by the Company’s then outstanding voting securities ceases to be a director, unless such termination of service is due to such Original Director’s voluntary resignation or voluntary decision not to seek re-election as a director; or
               (v) Any transaction as a result of which any person first becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing at least 15% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (iv), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of such Act but shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
     (f)      Definition of “Equity.” For all purposes under this Agreement, “Equity” shall mean (i) shares of the capital stock of the Company (“Stock”), (ii) options and other rights to purchase shares of Stock, (iii) stock units, performance units or phantom shares whose value is measured by the value of shares of Stock, (iv) stock appreciation rights whose value is measured by increases in the value of shares of Stock and (v) any other derivative securities whose value is based on the value of Stock.
3. Disability or Death.
     (a)      Pro Rata Bonus. If the Employee’s employment terminates due to his Disability or death, then the Employee or his estate shall be entitled to receive a pro rata portion of his target bonus for the fiscal year in which his employment terminates. Such pro rata portion shall be a fraction, the numerator of which is the number of days for which the Employee was employed by the Company during such fiscal year and the denominator of which is 365.
     (b)      Full Vesting. If the Employee’s employment terminates due to his Disability or death, then all Equity held by the Employee when his employment terminates shall become fully vested and exercisable (as the case may be).
     (c)      Definition of “Disability.” For all purposes under this Agreement, “Disability” shall have the same meaning that such term has in the Company’s long-term disability insurance policy applicable to the Employee, and the Employee shall be considered disabled if he has become eligible for and begun receiving income replacement benefits under such policy.
4. Restrictive Covenants.
     (a)      Non-Competition. If Section 1 or 2 applies, then the Employee agrees that during the Restriction Period he shall not directly or indirectly, individually or in conjunction with others, provide services of any kind to an entity named in Schedule A.
     (b)      Non-Solicitation. If Section 1 or 2 applies, then the Employee agrees that during the Restriction Period he shall not directly or indirectly, personally or through others, solicit or attempt to solicit the employment of any employee of the Company, whether on the Employee’s own behalf or on behalf of any other person or entity. The term “employment” for purposes of this Subsection (b) means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise.

     (c)      Confidentiality. The Employee agrees (i) to protect and not to disclose at any time either during or subsequent to his employment with the Company, directly or indirectly, to anyone not an officer or employee of the Company, and (ii) not to use at any time, either during or subsequent to his employment with the Company except in the course thereof, any Confidential Information of the Company, unless the Employee first obtains the written consent of the Company to such disclosure or use. The Employee further agrees that every document, notation, record, drawing or other material which contains Confidential Information which the Employee makes or acquires during his employment by the Company is and shall be the sole and exclusive property of the Company and that the Employee will deliver every copy, abstract or reproduction thereof which he makes or acquires to the Company at its request, and, in any event, immediately upon termination of his employment with the Company. As used in this Agreement, the term “Confidential Information” means information or data disclosed to the Employee or known by him as a consequence of or through his employment with the Company, including information conceived, originated, discovered or developed by the Employee, not generally known in the relevant trade or industry and not freely available to persons not employed by the Company, about the Company’s products, processes, business operating procedures and trade secrets and information relating to, but not limited to, services, marketing, distribution, customer lists, financial data, pricing, and other management and marketing plans.
     (d)      Definition of “Restriction Period.” For all purposes under this Agreement, “Restriction Period” shall mean:
               (i) If Section 1 applies, the lesser of (A) the Continuation Period or (B) the 12-month period commencing when the Employee’s employment terminates; or
               (ii) If Section 2 applies, the 12-month period commencing when the Employee’s employment terminates.
5. Parachute Payments.
     (a)      Parachute Gross-Up Payment. If it is determined that any payment or distribution of any type to the Employee or for his benefit by the Company, any of its affiliates, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount calculated to ensure that after the Employee pays all taxes (and any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

     (b)      Determination by Accountant. All determinations and calculations required to be made under this Section 5 shall be made by an independent accounting firm selected by the Employee from among the largest four accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, to the Employee and the Company within five business days after the Employee or the Company made a request (if the Employee reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written statement that it has concluded that no Excise Tax is payable (including the reasons therefor) and that the Employee has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Employee within five business days after the Determination has been delivered to him or the Company. Any Determination by the Accounting Firm shall be binding upon the Company and the Employee, absent manifest error.
     (c)      Over- and Underpayments. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”) or that Gross-Up Payments will have been made by the Company that should not have been made (“Overpayment”). In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the Company shall promptly pay the amount of such Underpayment to the Employee or for his benefit. In the case of an Overpayment, the Employee shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Employee shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that the Employee has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Subsection (a) above, which is to make the Employee whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Employee’s repaying to the Company an amount that is less than the Overpayment.
     (d)      Limitation on Parachute Payments. Any other provision of this Section 5 notwithstanding, if the aggregate amount of the Total Payments that would be subject to the Excise Tax exceeds the Parachute Threshold by less than 10%, then the Total Payments shall be reduced to the extent necessary to avoid the Excise Tax and no Gross-Up Payment shall be made. If the Accounting Firm determines that the Total Payments are to be reduced under the preceding sentence, then the Company shall promptly give the Employee notice to that effect and a copy of the detailed calculation thereof. The Employee may then elect, in his sole discretion, which and how much of the Total Payments are to be eliminated or reduced (as long as after such election no Excise Tax shall be payable), and the Employee shall advise the Company in writing of his election within 10 days of receipt of notice. If the Employee makes no such election within such 10-day period, then the Company may elect which and how much of the Total Payments are to be eliminated or reduced (as long as after such election no Excise Tax shall be payable), and it shall notify the Employee promptly of such election. For this purpose, the term “Parachute Threshold” means 300% of the “base amount,” as defined in section 280G of the Code.
     (e)      Payment of Undisputed Amounts. The Company shall use its best efforts to cause the Determination under this Section 5 to be made within the time periods set forth above. If the amount to be paid to the Employee under this Agreement cannot be finally determined on or before the scheduled date for such payment, the Company shall pay to the Employee on such scheduled payment date an amount estimated in good faith by the Company to be the minimum amount payable and shall pay the remainder of such payments to the Employee as promptly as practicable following the determination thereof, but in no event more than 30 days following the scheduled payment date. The timing of any such payments shall be subject to the provisions of Section 7(b) of this Agreement.
6. Successors.
     (a)      Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets (a “Successor”). In addition, the Company shall require each Successor to expressly assume this Agreement. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.
     (b)      Employee’s Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
7. Certain Tax Matters.
     (a)      Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
     (b)      Time of Payment. Notwithstanding any contrary provision of this Agreement, if the Employee is deemed by the Company to be a “Key Employee” under section 409A(2)(B) of the Code, then, in lieu of the payment date otherwise specified in this Agreement, any payment due to the Employee under this Agreement shall occur on the earlier of (i) six months following the date of termination the Employee’s employment with the Company, or (ii) the date on which the Company determines that such six-month delay in payment is not required to avoid the imposition of additional taxes and interest under section 409A of the Code.
     (c)      Effect of Section 409A of the Code. The parties intend that the provisions of this Agreement will operate in a manner that will avoid adverse federal income tax consequences under section 409A of the Code. The Employee hereby acknowledges and agrees that the Company may take any actions deemed necessary in its sole discretion to avoid adverse federal income tax consequences under section 409A of the Code and that such action may be taken without the consent of the Employee.

8. Miscellaneous Provisions.
     (a)      Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by FedEx with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
     (b)      Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
     (c)      Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.
     (d)      Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of Nebraska (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
     (e)      Legal Fees. In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain damages for the breach thereof, and such action results in the award of a judgment for damages or in the granting of any equitable relief in favor of the Employee, all of the Employee’s expenses, including (without limitation) reasonable attorneys’ fees, shall be paid by the Company.

     (f)      No Assignment. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.
     (g)      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Edward Mallin

infoUSA Inc.

By /s/ Vinod Gupta

Title: Chief Executive Officer

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